EXHIBIT 21.1

SmartFinancial, Inc.

List of Subsidiaries

Name of Subsidiary        State of Incorporation

SmartBank          Tennessee
        Smart Investments Management       Tennessee
        Smartholdings I, LLC        Tennessee
        Smartholdings II, LLC        Tennessee
        Rains Agency Inc.        Tennessee